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                                                                    EXHIBIT 99.1

VA LINUX OUTLINES NEW STRATEGIC FOCUS ON SOFTWARE

COMPANY TO EXIT HARDWARE BUSINESS AT END OF FISCAL YEAR

FREMONT, Calif.--(BUSINESS WIRE)--June 27, 2001--VA Linux Systems, Inc. (Nasdaq:LNUX - news) today outlined its new strategy focusing on application software, as well as significant restructuring steps designed to immediately improve cash flow and reduce operating losses.

As part of this strategy, VA Linux will exit the systems hardware business. Hardware orders will be accepted until July 10, 2001, with the goal of completing all deliveries by the end of the fiscal year, July 28, 2001. Staffing levels will be reduced by approximately 35% from the fiscal third quarter level of 436 employees. The majority of layoffs will occur during the current fiscal quarter, with the remainder over the next several months, as VA completes certain obligations to its customers, primarily in the area of hardware service and support.

Moving forward, VA Linux will focus on application software, providing customers with Linux, Open Source and collaborative development solutions.

The company will focus on three areas:

     o SourceForge(TM)OnSite Collaborative Development System (CDS). VA's primary focus will be on SourceForge OnSite. Installed behind corporate firewalls, SourceForge OnSite enables large companies with distributed developers to increase efficiencies in software development. When deployed as an Internet portal, SourceForge OnSite enables companies to build external developer communities around their technologies. OSDN's SourceForge.net is the largest reference implementation of SourceForge CDS technology, supporting more than 22,000 software projects and nearly 200,000 registered users. Over time, VA expects that SourceForge OnSite will generate the majority of its revenue, and have financial and operational characteristics typical of a software application company.
     o OSDN(TM), the Open Source Development Network. VA Linux plans to continue to operate OSDN with no significant changes anticipated as the result of VA's restructuring. Featuring popular Internet sites such as SourceForge.net, Slashdot and ThinkGeek, OSDN is sponsored by leading technology companies, helping them to reach OSDN's more than 6 million unique visitors per month.
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     o    Linux Software Development and Consulting Services. VA Linux will opportunistically pursue development contracts in areas such as network-attached storage (NAS), remote management and other Internet software.

"Our differentiating strength has always been our software expertise," said VA Linux CEO, Dr. Larry M. Augustin. "With SourceForge OnSite as the core product in VA's new application software strategy, we will be better able to deliver our expertise in the areas where our customers have indicated that we add the most value."

Financial Impact

The financial impact of the new VA Linux strategy will be significant. Historically, VA Linux has generated a significant majority of its revenues from the sale of its hardware products. VA expects its revenue to significantly decline with the elimination of the hardware segment.

As a result of this transition, VA expects large reductions in its operating expenses and use of cash ("cash burn") in future periods. VA expects the post-transition cash burn rate to be approximately $8 million per quarter and to decline in subsequent quarters. VA Linux will take a charge in the current quarter to recognize substantially all related expenses, primarily in the areas of labor, facilities and asset write-offs. It is expected that the cash portion of this charge will be approximately $10 million.

About VA Linux

VA Linux is a provider of application software, featuring the SourceForge OnSite collaborative development system; Linux software development and consulting services; and OSDN, the Open Source Development Network.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company's: anticipated cash burn rate; ability to improve cash flow and reduce operating losses; ability to complete delivery of system hardware orders by July 28, 2001; future financial performance and results of operations; sales strategy and anticipated benefits from such strategy; expectations of future growth and market acceptance of SourceForge OnSite and SourceForge.net; demand for the Company's consulting services and Open Source Development Network; and anticipated benefits from cost-cutting and other restructuring actions. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various


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factors, including: unforeseen expenses that VA Linux may incur in future quarters; the possibility that VA Linux will not identify sufficient sources of expense reduction; VA Linux's quarterly sales cycle and fluctuation in demand for our products and services; competition with, and pricing pressures from, more established competitors; VA Linux's success in introducing new products and services, and expanding its CDS, OSDN and Linux software development and consulting services businesses; the risk that VA Linux's ongoing restructuring efforts will not succeed; VA Linux's ability to successfully attract, retain and motivate employees; the possibility of further deterioration in the general economy; near-term manufacturing and sourcing risks; the rate of growth and acceptance of Linux and the Open Source software development model; VA Linux's dependence upon an Open Source development model and independent third-party Linux developers; VA Linux's reliance upon strategic relationships with other companies and its ability to negotiate, close and implement specific terms relating to them; the enforceability of the GNU General Public License; and rapid technological and market change. Investors should consult VA Linux's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended April 28, 2001, for further information regarding these and the other risks of the Company's business. These documents are available at the SEC Web site: www.sec.gov. VA Linux assumes no obligation to update the forward-looking information contained in this news release.

Note to editors: VA Linux, SourceForge and OSDN are trademarks of VA Linux Systems, Inc. Linux is a trademark of Linus Torvalds. All other trademarks are property of their respective owners.